Exhibit 20

CERTIFICATE OF AMENDMENT

TO

ARTICLES OF INCORPORA T I O N

OF

LEISURE DIRECT, INC.

Pursuant to the provisions of the Nevada Revised Statutes, Title 7, Chapter 78, the undersigned officer does hereby certify

1.            The name of the corporation is Leisure Direct, Inc.

2.            The Articles have been amended as follows:

Article 1 has been amended to read as follows:

The name of the corporation is LD Holdings, Inc.

Article 3 has been amended to read as follows:

The aggregate number of shares which the Corporation shall have the authority to issue is 900,000,000 sharesof Common Stock, $.001 par value, designated as "Common Stock," and 90,000,000 shares of Preferred Stock,$.001 par value, designated as "Preferred Stock." The Board of Directors is authorized, subject to limitations prescribed by law and the provisions hereof, to provide for the issuance from time to time of Preferred Stock in one or more series, and by filing a certificate pursuant to §78.1955 of the Nevada General Corporation Law, as amended and supplemented from time to time, to establish the number of shares to be included in each such series, and fix the voting powers, designations, preferences, limitations, restrictions, relative rights, and distinguishing designation of the shares of each such series not fixed hereby. The aforesaid authorization of the Board shall include, but not be limited to, the power to provide for the issuance of shares of any series of Preferred Stock convertible, at the option of the holder or of the Corporation or both, into shares of any other class or classes or of any series of the same or any other class or classes.

3.            The aforesaid amendment was approved on July 17, 2008 by the written consent of stockholders holdingshares in the Corporation entitling them to exercise a majority of the voting power, pursuant to §78.320 ofthe Nevada General Corporation Law.

Signed on July 17, 2008